Exhibit 10.1
Execution Copy
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Agreement (“Agreement”), dated as of February 9, 2007, is entered into by and among Eddie Bauer Holdings, Inc. (“Holdings”), a Delaware corporation, and its operating subsidiary Eddie Bauer, Inc. (“Eddie Bauer”), a Delaware corporation (collectively, the “Company”), on the one hand, and Fabian Månsson (“Månsson” or the “Executive”), on the other (each a “Party” and, collectively, the “Parties”).
     WHEREAS, the Company employed Månsson as its President and Chief Executive Officer pursuant to the terms of that certain Amended and Restated Employment Agreement, dated December 15, 2005 (the “Employment Agreement”);
     WHEREAS, the Company and Månsson have agreed that Månsson’s employment terminated on February 9, 2007 (the “Termination Date”);
     WHEREAS, the Company and Månsson have agreed that Månsson’s employment shall be deemed to have been terminated pursuant to the terms of Section 9(b) of the Employment Agreement;
     WHEREAS, the Company and Månsson contemplate that the Company may wish to utilize Månsson’s services as a consultant to the Company following the Termination Date;
     WHEREAS, the Company and Månsson wish to evidence their agreement as to the provision by the Company to Månsson of various severance benefits to which Månsson is entitled pursuant to and in accordance with the terms of Section 9(b) and Sections 9(g) through 9(k) the Employment Agreement, as applicable (the “Severance Benefits”); and
     WHEREAS, both Månsson and the Company intend this Agreement to evidence the Parties’ agreement as to any such Consulting Services (as defined herein) as well as the Severance Benefits.
AGREEMENT
     NOW, THEREFORE, in consideration of the covenants and agreements set forth below and in consideration of other good and valuable considerations the adequacy and receipt of which are hereby acknowledged, the Parties hereto agree as follows:
     1. Recitals. All recitals are incorporated herein as material provisions of this Agreement.
     2. Compensation and Benefits.
          (a) The Parties hereby acknowledge and agree that Månsson shall be entitled to any and all Accrued Compensation (as such term is defined in the Employment Agreement) that has or will have accrued through May 9, 2007, regardless of whether the Parties execute this

Agreement, provided, however, that Accrued Compensation attributable to unpaid Base Salary (as such term is defined in the Employment Agreement) shall mean continued payment of his Base Salary only through the Termination Date. For purposes of clarification, Accrued Compensation attributable to accrued but unpaid Perquisite Allowance shall mean the prorata portion of any unpaid Perquisite Allowance installment attributable to the period through May 9, 2007, less applicable income and employment tax withholding. Accrued Compensation attributable to accrued but unpaid Planning Allowance shall mean the unpaid reimbursement of expenses incurred in connection with tax and financial planning and related legal advice incurred through May 9, 2007 (but not in excess of the amount permitted in Section 6(b) of the Employment Agreement). Accrued Compensation attributable to accrued but unused vacation shall include both such vacation as has accrued and not been used as of the Termination Date and any such vacation that would have accrued through May 9, 2007.
          (b) The Parties further acknowledge and agree that, upon the execution, delivery and effectiveness of this Agreement, the Company shall provide all Severance Benefits provided for in the Employment Agreement as and when contemplated thereby in light of the parties having agreed to deem the Executive to have been terminated pursuant to the terms of Section 9(b) thereof, provided, however, that (i) any and all Severance Benefits to be provided to Executive for, or as a function of a period of years, shall be increased by three (3) months, and all pro-rata bonus payments shall be calculated as though the Termination Date had not occurred until May 9, 2007, all as more fully set forth in Addendum “A” attached hereto and incorporated herein by reference. For purposes of clarification, the Parties acknowledge that pursuant to Section 9(k) of the Employment Agreement, Severance Benefits will not be paid before the day that is six months plus one day after the Termination Date (the “New Payment Date”) as more fully described in Addendum “A” attached hereto. The aggregate of any payments that otherwise would have been paid to the Executive during the period between the Termination Date and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled.
          (c) In addition, notwithstanding anything to the contrary set forth herein, the Parties further acknowledge and agree that the terms of Section 9(c) of the Employment Agreement shall survive the termination of Månsson’s employment and that, in the event a Change in Control (as such term is defined in the Employment Agreement) occurs at any time within six months of May 9, 2007, the Company shall provide all severance benefits provided for in the Employment Agreement under such circumstances as and when contemplated thereby, but without duplicating any Severance Benefits provided or to be provided as set forth in Section 2(b) above, provided, however, that (i) any and all severance benefits to be provided to Executive for, or as a function of a period of years, shall be increased by three (3) months, (ii) and all pro-rata bonus payments shall be calculated as though the Termination Date had not occurred until May 9, 2007, and (iii) any Severance Benefit provided or to be provided as set forth in Section 2(b) above shall be accelerated (as may be applicable).
3. Månsson Release.
          (a) Conditioned upon the Company’s execution of this Agreement and the promises, covenants and agreements of the Company contained herein, on behalf of himself, his heirs, executors, administrators, representatives and assigns (the “Månsson Releasors”), to the fullest extent permitted by law, Månsson agrees irrevocably and unconditionally to release, acquit and forever discharge the Company and its past and present parents, subsidiaries, joint venturers, partners and affiliated entities; its and their respective past and present divisions, principals, shareholders, members, officers, directors, employees, trustees, and agents, individually and in their representative capacity; any and all predecessors, successors and permitted assigns of any of the foregoing, and any other person claiming through any of them (these entities and individuals are referred to collectively as the “Company Releasees”) from any and all claims, complaints, actions, suits, causes of action, grievances, demands, controversies, allegations, accusations, liabilities, or demands, of any kind or nature as well as all forms of relief, including all remedies, costs, expenses, losses, liabilities, damages, debts and attorneys’ and other professionals’ fees and related disbursements, whether known or unknown, foreseen or unforeseen, whether (i) claiming compensation, money damages, equitable or any other type of relief; (ii) based on any federal, state or municipal statute, law, ordinance or regulation; (iii) based on common law or public policy; or (iv) sounding in tort or contract, whether oral or written, express or implied, or any other cause of action, including all matters arising out of or relating to Månsson’s employment with the Company and the termination thereof (collectively referred to as “Claims,” and individually as a “Claim”) that Månsson has had, now has, or hereafter can, shall or may have against any Company Releasee from the beginning of the world through the Effective Date (as defined below).
          (b) Månsson hereby acknowledges and agrees that such Claims include: (i) Claims under Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1989, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, Title 49 of the Revised Code of Washington (including the Law Against Discrimination (RCW 49.60)), Claims arising out of any other federal, state or local laws, executive orders, rules or regulations prohibiting discrimination in employment, all claims under related common law, statutes and executive orders at the federal, state or local levels of government, and Claims under any legal restriction on an employer’s freedom to terminate any of its employees; (ii) Claims of disputed wages; (iii) Claims of wrongful discharge or breach of any express or alleged employment contract; and (iv) Claims based on any tort, such as invasion of privacy, defamation or infliction of emotional distress.
          (c) Nothing contained in this Agreement is intended to waive or release, and the Company expressly acknowledges Månsson’s continuing rights (i) to the Accrued Compensation; (ii) to the Severance Benefits as set forth in Addendum “A” attached hereto; (iii) to continued indemnification, exculpation and advances by the Company for actions taken while serving as an officer or director thereof or, at the request of the Company, as an officer or director of any subsidiary or related entity or as a fiduciary of any employee benefit plan of any of these (including coverage by any D&O or similar insurance policy generally applicable to former officers or directors of the Company); (iv) to additional severance benefits pursuant to the terms of Section 2(c) above (as applicable); and (v) to enforce the terms of this Agreement.
     4. Company Release.

          (a) Conditioned upon Månsson’s execution of this Agreement and the promises, covenants and agreements of Månsson contained herein, Holdings and Eddie Bauer, each for itself and for its current and former affiliates, and their respective past and present officers, directors, agents, and employees, as well as the heirs, executors, administrators, attorneys, insurers and co-insurers, predecessors, successors, and assigns of any of them (the “Company Releasors”), jointly and severally do hereby remise, release, acquit and forever discharge Månsson as well as his heirs, executors, administrators, representatives and assigns (the “Månsson Releasees”), of and from any and all manner of Claims that any Company Releasor has had, now has, or hereafter can, shall, or may have against any Månsson Releasee from the beginning of the world through the Effective Date.
          (b) Nothing contained in this Agreement is intended to waive or release, and Månsson expressly acknowledge the Company’s right to enforce the terms of this Agreement.
     5. Bar to Future Lawsuits.
          (a) Månsson hereby (i) covenants and agrees for himself and for each Månsson Releasor that (A) neither he nor any Månsson Releasor shall make or bring any Claim released under this Agreement, including by way of third party claim, cross-claim or counterclaim, against any of the Company Releasees before any court, agency, board, commission or other judicial or administrative forum; and (B) if involuntarily included in any class or other action relating to any Claim released hereunder, Månsson or such Månsson Releasor, as applicable, will use its best efforts to withdraw therefrom; and (ii) expressly stipulates and agrees to the immediate dismissal of any Claim brought or commenced in contravention of this Agreement. In addition, Månsson represents and warrants that he has not assigned any Claim released hereunder to any third party. The Company may plead this Agreement as a complete defense and bar to any Claim brought in contravention hereof and, in the event any such Claim is brought, Månsson shall indemnify, defend and hold harmless any Company Releasee against which or whom such barred Claim is brought from and against all Claims arising therefrom, including the reasonable fees and disbursements of counsel and other professionals and court costs incurred in connection therewith and in connection with enforcing the terms of this Paragraph 5(a).
          (b) Holdings and Eddie Bauer hereby jointly and severally (i) covenant and agree on behalf of the Company as well as the Company Releasors that (A) neither the Company nor any Company Releasor shall make or bring any Claim released under this Agreement, including by way of third party claim, cross-claim or counterclaim, against any of the Månsson Releasees before any court, agency, board, commission or other judicial or administrative forum; and (B) if involuntarily included in any class or other action relating to any Claim released hereunder, the Company or such Company Releasor, as applicable, will use its best efforts to withdraw therefrom; and (ii) expressly stipulate and agree to the immediate dismissal of any Claim brought or commenced in contravention of this Agreement. In addition, Holdings and Eddie Bauer hereby jointly and severally represent and warrant that the Company has not assigned any Claim released hereunder to any third party. Månsson may plead this Agreement as a complete defense and bar to any Claim brought in contravention hereof and, in the event any such Claim is brought, Holdings and Eddie Bauer jointly and severally shall indemnify, defend and hold harmless any Månsson Releasee against which or whom such barred Claim is brought from and against all Claims arising therefrom, including the reasonable fees and disbursements of counsel and other professionals and court costs incurred in connection therewith and in connection with enforcing the terms of this Paragraph 5(b).
     6. Company Property. Månsson hereby agrees that he will return all property of the Company that is in his possession or under his control and that he will not retain in any form whatsoever any copies of any confidential or proprietary information belonging or pertaining to the Company (as contemplated by Section 10(a) of the Employment Agreement), provided, however, that Månsson may retain originals or copies of his records of addresses and phone numbers such as “rolodex” files, calendars, day planners, benefit plan documents and election forms and performance evaluations.
     7. Survivorship. Each of the Company and Månsson acknowledge and confirm the continued applicability of all terms and provisions of the Employment Agreement that by their terms or intent survive the termination of Månsson’s employment, including Sections 9, 10, 11, 12, 13 and 14 thereof.
     8. Remedies. The Parties acknowledge and agree that remedies at law for any breach or threatened breach by any Party of any of its obligations under this Agreement may be inadequate and, accordingly, in the event of a material breach or threatened material breach of any of the provisions of this Agreement, the non-breaching Party (or Parties), in addition to any other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce the terms of this Agreement or to prevent any such breach or threatened breach without the need to prove or otherwise establish the inadequacy of available remedies at law for the breach or threatened breach of any of the terms of this Agreement, and without the need to demonstrate any special damages or to provide any bond or other security in connection therewith. Each Party agrees that such Party shall not plead or otherwise defend any claim of breach or threatened breach of any of the terms of this Agreement on grounds of adequate remedy at law or any element thereof, in an action by any other Party for injunctive or other equitable relief.
     9. Resignation. Månsson acknowledges and affirms that as of the Termination Date this Agreement shall constitute a written resignation by him from the position(s) as a Director of the Company, and as a written resignation from all other officer, director, employee, fiduciary or other positions with the Company, any affiliate or any employee benefit plan sponsored by the Company or any affiliate.
     10. Consulting Services. For a period not to exceed thirty (30) days following the Termination Date, Månsson shall remain available, by telephone or in person, upon reasonable advance notice, from time to time, and within reason, to consult with the Company about various aspects of Månsson’s employment with the Company as may be requested by the interim Chief Executive Officer of the Company (the “Consulting Services”). The Company shall reimburse Månsson for all reasonable out-of-pocket expenses incurred in connection with such consultation.
     11. No Admission. The Parties each acknowledge and agree that this Agreement is not an admission or evidence of liability, which is specifically denied, by any of them regarding any Claim, and shall not be construed or used as such. This Agreement shall not be used in any proceeding, except one to enforce this Agreement or as a defense by a released party to any

Claim being released hereunder.
     12. Revocation. Månsson hereby acknowledges that he has had at least twenty-one (21) days from receipt of this Agreement to consider the provisions of this Agreement during which he could consult with counsel concerning its terms. Månsson acknowledges that if he executes this Agreement prior to the expiration of the twenty-one (21) days, his execution is completely voluntary and done with the knowledge that he is waiving his entitlement to this review period. Månsson and the Company agree that any changes to this Agreement negotiated by the parties which may be made after the Agreement is initially provided to Månsson shall not restart the running of the twenty-one (21) day period. Månsson further understands that for seven (7) days after he signs this Agreement and returns it to the Company he shall have the right to change his mind and revoke this Agreement by sending or otherwise giving written notice of revocation to the parties designated in the notice provision in Section 21 hereof. Finally, Månsson acknowledges that, to properly revoke within these seven (7) days, the Company must receive his written notice to revoke by the end of the seventh (7th) day. If he does not revoke this Agreement by the end of the seventh (7th) day, such seventh (7th) day shall be the “Effective Date.”
     13. Counsel. Each Party acknowledges and represents that such Party has read this Agreement in its entirety, and such Party understands all of its terms and ramifications. Each Party acknowledges and represents that such Party has been advised by the other Party to consult with an attorney with respect to this proposed Agreement, and that such Party has had a reasonable opportunity to do so. Each Party further acknowledges and represents that such Party has not been subject to coercion in any manner in connection with such Party’s execution of this Agreement, and that such Party’s execution hereof is voluntary and with full knowledge and understanding of its terms and ramifications.
     14. Additional Documents. The Parties agree to cooperate fully and execute any and all supplementary documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.
     15. Successors and Assigns.
          (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein shall include any such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
          (b) The obligations of Månsson hereunder are personal in nature and may not be assigned by Månsson. However, this Agreement shall inure to the benefit of and be enforceable by Månsson’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Månsson dies and any amount(s) are owed to him pursuant to this Agreement, all such amounts, unless otherwise provided herein, shall be paid to Månsson’s beneficiary in accordance with the terms of this Agreement. If Månsson has not named a beneficiary, then such amounts shall be paid to Månsson’s devisee, legatee, or other designee, or if there is no such designee, to Månsson’s estate.
     16. Dispute Resolution. Except as otherwise provided by law, disputes and controversies arising under or in connection with this Agreement shall be settled in accordance with the provisions respecting the resolution of disputes as set forth on Exhibit B attached to the Employment Agreement, which such provisions are incorporated herein by reference.
     17. Fees and Expenses. The Company shall pay the legal fees reasonably incurred by Månsson in connection with the negotiation and execution of this Agreement or any agreement ancillary hereto, payable upon submission of the billing statement or paid receipt for such services rendered by Månsson’s counsel.
     18. Tax Withholding. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city or other taxes the withholding of which may be required pursuant to any law or governmental regulation or ruling, as well as any other deductions regularly taken in the ordinary course (e.g., employee-paid insurance premiums).
     19. Beneficiaries. Månsson may designate one or more persons or entities as the primary or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board of Directors of the Company or the Board’s designee. Månsson may make or change such designation(s) at any time.
     20. Notice. Any notice and all other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service is used, addressed as follows:
          To Månsson:
Fabian Månsson
6215 102nd Place, N.E.
Kirkland, WA 98033
Phone: (425) 443-2369
          With a copy (not itself constituting notice) to:
Williams & Connolly LLP
725 12th Street, N.W.
Washington, DC 20005
Attn: Deneen C. Howell
Phone: (202) 434-5000

          To the Company:
William Thomas End
Chair of the Board of Directors
Eddie Bauer Holdings, Inc.
15010 NE 36th Street
Redmond, WA 98052
Phone: (425) 755-6544
          With a copy (not itself constituting notice) to:
Akin Gump Strauss Hauer & Feld LLP
The Robert S. Strauss Building
1333 New Hampshire Avenue, N.W.
Washington, DC 20036
Attn: J. Steven Patterson
Phone: (202) 887-4000
Delivery shall be deemed to occur on the earlier of actual receipt or tender and rejection by the intended recipient. Any Party may change its address by notice to the other Parties consistent with this Paragraph.
     21. Amendment; Waiver. No provision of this Agreement (including each other agreement, program or policy incorporated herein by reference) may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Månsson and the Company. No waiver by any Party hereto at any time of any breach by any other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     22. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington, including its statutes of limitation (or United States federal law, to the extent applicable), including its statutes of limitation, without regard to any principles of conflicts of law or choice of law rules (whether of the State of Washington or any other jurisdiction) that would result in the application of the substantive or procedural rules or law of any other jurisdiction.
     23. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     24. Entire Agreement. This Agreement (together with each other agreement, program or policy incorporated herein by reference) constitutes the complete understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties with respect thereto (including the Employment Agreement, except to the extent expressly incorporated herein by reference), and no statement, representation, warranty or covenant has been made by any Party with respect thereto except as expressly set forth in this Agreement.

     25. Counterparts. This Agreement may be executed in two or more counterparts (including via facsimile) each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     26. Construction. No provision of this Agreement shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The captions and headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (e) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole, and (f) the terms “dollars” and “$” refer to United States dollars. Section, subsection, exhibit and schedule references are to this Agreement as originally executed unless otherwise specified. Any reference herein to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time. Any reference herein to any person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person.
     27. Company Representation. The Company represents and warrants that it has obtained or will obtain any approvals that are necessary for the Company to enter into and implement this Agreement.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Parties hereto have entered into this Separation Agreement and General Release on the date first above written.

THE COMPANY: EDDIE BAUER HOLDINGS, INC.
By:	/s/ William T. End
	Name:	William T. End
Its: Chairman of the Board

EDDIE BAUER, INC.
By:	/s/ Stacey Ragsdale
	Name:	Stacey Ragsdale
Its: Divisional Vice President, Human Resources

MÅNSSON:

/s/ Fabian Månsson
Fabian Månsson

Addendum “A”
     This Addendum “A” is appended to and incorporated within that certain Separation Agreement and General Release (the “Agreement”) dated as of February 9, 2007, entered into by and among Eddie Bauer Holdings, Inc. (“Holdings”), a Delaware corporation, and its operating subsidiary Eddie Bauer, Inc. (“Eddie Bauer”), a Delaware corporation (collectively, the “Company”), on the one hand, and Fabian Månsson (“Månsson” or the “Executive”), on the other (each a “Party” and, collectively, the “Parties”). All initially capitalized terms included in this Addendum “A” not otherwise defined herein shall have the same respective meanings as in the Agreement.
          (a) Upon the full execution, delivery and effectiveness of this Agreement, the Company shall provide to Månsson the following Accrued Compensation to the extent it has not already paid such amounts:
               (i) Accrued Base Salary. Executive hereby acknowledges that on February 23, 2007, the Company paid Executive an amount equal to $18,846.15 (representing accrued and unpaid Base Salary through the Termination Date), less applicable income and employment tax withholding, in satisfaction of the obligation to pay accrued but unpaid Base Salary through the Termination Date.
               (ii) Perquisite Allowance. Executive hereby acknowledges that on February 23, 2007, the Company paid Executive an amount equal to $5,230.77 (representing a pro-rata portion of unpaid Perquisite Allowance attributable to the period through May 9, 2007), less applicable income and employment tax withholding;
               (iii) Planning Allowance. Executive hereby acknowledges that on or about February 23, 2007, the Company paid Executive an amount equal to $4,288, representing the reimbursement of expenses incurred in connection with unpaid tax and financial planning and related legal advice incurred through the Termination Date. The Company shall reimburse any additional such tax and financial planning and related legal advice expenses incurred by the Executive through and including May 9, 2007 up to an amount not to exceed $5,712, promptly after appropriate documentation therefor is submitted to the Company;
               (iv) Accrued and Unused Vacation. Executive hereby acknowledges that on February 23, 2007, the Company paid Executive an amount equal to $116,023.15, less applicable income and employment tax withholding, representing accrued and unused vacation through the Termination Date as well as vacation that would have accrued through May 9, 2007;
               (v) Deferred Amounts. Executive hereby acknowledges that there are no amounts previously deferred by Executive or owed by Company;
               (vi) Other Compensation. Executive hereby acknowledges that, except as otherwise provided herein, there are no additional compensation amounts that have been earned, accrued or are owing as of the Termination Date or that would have been earned, would have accrued or would be owing as of May 9, 2007, under the terms of any Company plan, program, or arrangement;

               (vii) Expense Reimbursement. Executive hereby acknowledges that on or about February 23, 2007, the Company paid Executive an amount equal to $173.09, representing the unpaid reimbursement of home security expenses incurred or to be incurred by the Executive through May 9, 2007 that are subject to reimbursement in accordance with the terms of Section 6(c) of the Employment Agreement, including tax gross-up payment, plus $307, representing the unpaid portion of table storage expenses that otherwise would have been paid by the Company through May 9, 2007 in accordance with the terms of Section 6(c) of the Employment Agreement, including tax gross-up payment. Executive shall assume responsibility for payment of any continuing storage expenses after the termination date. The Company shall reimburse any additional expenses described in Section 7(b) of the Employment Agreement to the extent incurred by the Executive on or before February 9, 2007, provided appropriate documentation therefor is submitted to the Company on or before March 9, 2007.
               (viii) Additional Benefits and Entitlements. Executive hereby acknowledges that, except as otherwise provided herein, there are no additional or other benefits or entitlements to which Executive is entitled as of the Termination Date or to which he would be entitled as of May 9, 2007, under the terms of any Company plan, program, or arrangement;
          (b) Upon the full execution, delivery and effectiveness of this Agreement, or on such later date as specifically set forth herein, the Company shall provide to Månsson the following Severance Benefits:
               (i) Additional Base Salary. The Company shall continue to pay the Executive for a period of two (2) years and three (3) months following the Termination Date his Base Salary (as such term is defined in the Employment Agreement) as in effect immediately prior to the Termination Date, aggregating $2,205,000, such payments to be made in accordance with the Company’s customary practices applicable to its executive officers generally, provided, however, that the first such payment shall be made on August 10, 2007 (the New Payment Date) and shall equal $490,000 (the amount that otherwise would have been paid to the Executive during the period between the Termination Date and the New Payment Date). Thereafter, the balance shall be paid without delay over the time period originally scheduled in accordance with the Company’s regular payroll practices.
               (ii) Life Insurance Premiums. Subject to Executive’s cooperation in the completion of any required application and medical underwriting, including insurance company medical examinations or questionnaires, the Company shall continue to pay the life insurance premiums on an individual policy of term life insurance in the face amount of $5,000,000 provided for in Section 7(a) of the Employment Agreement for a period of two (2) years and three (3) months following the Termination Date;
               (iii) Employee Welfare Benefits. The Company shall continue to provide Executive and his dependents with medical, hospitalization, prescription drug, dental and vision benefits in accordance with the terms of Section 9(h) of the Employment Agreement for a period of two years and three months following the Termination Date, subject to earlier termination in accordance with the mitigation provisions in Section 9(h) of the Employment Agreement. Company will make reasonable good faith efforts to arrange for an extension of the period of such coverages to the extent such coverage exceeds the group health continuation coverage requirements under COBRA. However, in the event that the Company is unable to

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extend such coverage under the Company’s Welfare Benefits Plan for the full period provided herein, Company shall pay for the cost of providing an individual policy or policies that provide no less favorable coverage than the coverage levels provided under the Company’s Welfare Benefits Plan for any remaining period provided herein. Executive agrees to pay a portion of such Welfare Benefits costs equal to the portion of the applicable premiums that he would have paid for himself and for his dependents if he continued to be an active employee of the Company;
               (iv) Supplemental Benefits Coverages. Executive hereby acknowledges that he has been informed by the Company that he has thirty days from the termination date to notify the applicable carriers of his intent to convert his coverage under the following supplemental coverages: dependent life insurance through Minnesota Life, cancer and accident insurance benefits through American Family Life Assurance Company of Columbus (AFLAC) and group legal services insurance through Hyatt Legal Services. Executive hereby acknowledges that he will bear the full cost of such supplemental benefits and that he is responsible for contacting the specified providers directly, completing any conversion paperwork required by them, and arranging for direct billing to Executive.
               (v) Short-Term and Long-Term Disability Coverages. Executive hereby acknowledges and agrees that Company is unable to provide Short-Term Disability insurance coverage and Long-Term Disability insurance coverage under the terms of the Company sponsored plans. In lieu of and in complete satisfaction of the Company’s obligations to provide such coverages in accordance with the terms of Section 9(h) of the Employment Agreement, for a period of two (2) years and three (3) months following the Termination Date the parties agree as follows:
                    (A) Company shall provide Short-Term Disability benefits equivalent to the terms of the benefit provided under the Company’s Short-Term Disability benefits insurance coverage. Short-Term Disability benefits, subject to applicable reductions for other income or disability benefits, shall be provided on a self-insured basis in the event Executive becomes disabled within the meaning of the Company’s Short-Term Disability Plan;
                    (B) Subject to Executive’s cooperation in the completion of any required application and medical underwriting, including insurance company medical examinations or questionnaires, the Company will obtain and the Company shall continue to pay the insurance premiums on an individual policy of long-term disability insurance with the following terms:
•	The LTD insurance benefit will start 90 days after Executive becomes disabled;

•	The maximum monthly benefit payable will be $25,000.00 per month;

•	The maximum disability benefit payment period will not be in excess of one year.
                    (C) A lump sum cash payment of $13,500, payable on August 10, 2007.

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Employee acknowledges and agrees that the benefits payable under the individual policy described in Section (b)(v)(B) of this Addendum A do not provide the same benefit payment duration as benefits provided under the Company’s Long-Term Disability insurance coverage under the Company sponsored plan and that the lump sum cash payment provided in Section (b)(v)(C) of this Addendum A represents additional consideration for such differences.
               (iv) Accelerated Vesting; Exercise Period. Notwithstanding anything to the contrary contained herein or in any plan, program, practice or arrangement, any unvested Equity Awards or other LTI Awards (each as such term is defined in the Employment Agreement) granted pursuant to the terms of Section 4 of the Employment Agreement or otherwise shall immediately vest as of the Termination Date, with any stock options granted in connection with any such LTI Award remaining exercisable for the remainder of the original option term without regard to the termination of the Executive’s employment. Upon payment to the Company of required withholding taxes in the amount of $345,664.23, Executive shall receive 133,334 shares of Common Stock attributable to the settlement of the Restricted Stock Units vesting as of February 9, 2006;
               (v) Bonus Payments. Executive shall be entitled to payment of the following bonus amounts in satisfaction of the payment of the Pro-Rata Bonus, Termination Year Bonus and Additional Bonus Compensation provided in Section 9(b) of the Employment Agreement:
                    (A) For the 2007 bonus year, an amount equal to Nine Hundred Eighty Thousand Dollars ($980,000.00), less applicable income and employment tax withholding. The 2007 bonus shall be paid to Executive on March 3, 2008, but not before August 10, 2007 (the New Payment Date) and not later than March 15, 2008.
                    (B) For the 2008 bonus year, an amount equal to Nine Hundred Eighty Thousand Dollars ($980,000.00), less applicable income and employment tax withholding. The 2008 bonus shall be paid to Executive on March 2, 2009, but not later than March 15, 2009.
                    (C) For the 2009 bonus year, a prorated bonus amount equal to Three Hundred Forty-Six Thousand Three Hundred Fifty-Six Dollars and Ten Cents ($346,356.10), which represents the product of Nine Hundred Eighty Thousand Dollars ($980,000.00) multiplied by the fraction 129/365, less applicable income and employment tax withholding. The 2009 bonus shall be paid to Executive on March 1, 2010, but not later than March 15, 2010.
               (vi) Outplacement Services. The Company shall provide for the Executive outplacement services at the expense of the Company, up to an amount not to exceed thirty-five thousand dollars ($35,000), through a professional person or entity of the Executive’s choice, subject to the approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed, at a level commensurate with the Executive’s position, for a period of up to one (1) year commencing on or before May 9, 2008, but in no event extending beyond the date on which the Executive commences other full-time employment;

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               (vii) Relocation Expenses. Upon presentation of invoices, the Company shall reimburse the Executive for (i) reasonable costs associated with the packing, moving and unpacking of household goods and furnishings to a new permanent residence in Sweden; (ii) broker’s fees and commissions payable on the sale of the Executive’s then current principal residence in the United States up to an amount equal to six percent (6%) of the selling price of such residence; and (iii) up to three percent (3%) of the closing costs associated with the purchase of the Executive’s new permanent residence in Sweden; provided that such costs or fees are incurred within one (1) year following May 9, 2007. The Company shall gross up the compensation to be paid by the Company pursuant to this subclause (vii) to offset all income taxes incurred by Executive as a result of such reimbursed costs and expenses, including such gross-up payment;
               (viii) Defined Benefit Plans. The Executive acknowledges and agrees that no additional amounts are due or owing by Company with respect to any defined benefit plans described in Section 9(b)(xi) of the Employment Agreement;
               (ix) Defined Contribution Plans. The Executive acknowledges and agrees that he did not participate in the VIP Plan and no additional amounts are due or owing by Company with respect to any defined contribution plans described in Section 9(b)(xii) of the Employment Agreement; and
               (x) Deferred Income Plans. The Executive acknowledges and agrees that he did not participate in the Eddie Bauer Holdings, Inc. Nonqualified Deferred Compensation Plan and no additional amounts are due or owing by Company with respect to any deferred income plans described in Section 9(b)(xiii) of the Employment Agreement;

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